Exhibit 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-56975, 333-67441, 333-83561, 333-45710, 333-68322 and 333-96899 of Cost Plus, Inc. and subsidiaries on Form S-8 of our report dated April 6, 2004, incorporated by reference in this Annual Report on Form 10-K of Cost Plus, Inc. and subsidiaries for the year ended January 31, 2004.

/s/    DELOITTE & TOUCHE LLP

San Francisco, California

April 13, 2004